EXHIBIT 99.1

RISK FACTORS

The short-term and long-term impact of the new regulatory capital standards and the forthcoming new capital rules on U.S. banks is uncertain.

On September 12, 2010, the Basel Committee on Banking Supervision, announced an agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. Basel III narrows the definition of capital, introduces requirements for minimum Tier 1 common capital, increases requirements for minimum Tier 1 capital and total risk-based capital, and changes risk-weighting methodologies. Basel III is scheduled to be phased in over time until fully phased in by January 1, 2019.

On July 2, 2013, the Federal Reserve adopted a final rule regarding new capital requirements pursuant to Basel III. These rules, which are currently scheduled to become effective on January 1, 2015 for community banks, could increase the required amount of regulatory capital that we must hold and lead to limitations on the dividend payments to us by Customers Bank.

Various provisions of the Dodd-Frank Act increase the capital requirements of bank holding companies, such as Customers Bancorp, and non-bank financial companies that are supervised by the Federal Reserve. The leverage and risk-based capital ratios of these entities may not be lower than the leverage and risk-based capital ratios for insured depository institutions. While the Basel III changes and other regulatory capital requirements will likely result in generally higher regulatory capital standards, we are evaluating the new rules and their effect on us and our bank subsidiaries.

We may suffer losses due to minority investments in other financial institutions or related companies.

From time to time, we may make or consider making minority investments in other financial institutions or technology companies in the financial services business. If we do so, we may not be able to influence the activities of companies in which we invest, and may suffer losses due to these activities. Investments in foreign companies could pose additional risks as a result of distance, language barriers and potential lack of information (for example, foreign institutions, including foreign financial institutions, may not be obligated to provide as much information regarding their operations as those in the United States). Our previously announced, contemplated investment in Religare Enterprises Limited (or Religare), which is a diversified financial services company and is applying for a banking license in India, represents such an investment. Our investment in Religare securities is subject to approval by India’s Foreign Investment Promotion Board and may be subject to our regulators, including the Federal Reserve, and if Religare obtains a banking license, we also may be required to obtain approval to hold 5% or more of Religare’s common stock. There is no assurance of the timing or Religare’s ability to obtain a banking license in India, which is important to our anticipated investment and cross-referral strategy and the results of this strategy cannot be predicted. Our investment in Religare common stock is not conditioned on Religare receiving a banking license in India. Our alliance and referrals to and from Religare are yet to be defined, and our levels of new business derived from such referrals cannot be predicted. These and other factors may result in lower-than-expected returns, or a loss, on our investment in Religare. We do not expect to receive any dividends on our investment in Religare securities. In addition, our investment in Religare may not have the market liquidity needed to realize a gain or avoid losses on our investment and any dispositions of our Religare common stock or warrants may be limited or delayed by market conditions or the need for regulatory or other approvals in India, and the value of our investment will be subject to fluctuations in the currency exchange rates between the Indian rupee and the United States dollar. The warrants we have agreed to purchase will be subject to mandatory exercise within 18 months of issuance. We cannot be assured that the mandatory exercise of the warrants will be in our best interest and while the warrants are expected to be listed on an India securities exchange, we may not be able to find a purchaser for the warrants prior to the mandatory exercise deadline. In addition, our upfront payment of $7 million for the warrants is non-refundable and unless the warrants are exercised or sold timely, we could lose this entire amount. The definitive terms of the Religare transactions and relationships are being negotiated, and the currently contemplated terms and conditions may change.

We will be required to hold capital for United States bank regulatory purposes to support our investment in Religare securities.

Under the newly adopted U.S. capital adequacy rules, which are currently scheduled to be effective as of January 1, 2015, we will have to hold risk based capital based on the amount of Religare common stock we own. The impact of the final capital adequacy rules is still being evaluated. Depending upon the implementation of the final U.S. capital adequacy rules, these investments, to the extent still held, will be risk weighted within a range of 100% to 400% of the amount of the investment. Any capital that is required to be used to support our Religare investment will not be available to support our United States operations or Customers Bank, if needed.